Exhibit 5.1
May 17, 2019
Bar Harbor Bankshares
82 Main Street
Bar Harbor, Maine 04609
Ladies and Gentlemen:
In my capacity as Corporate Counsel of Bar Harbor Bankshares, a Maine corporation (the “Company”), I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 200,000 shares (the “Shares”) of the Company’s common stock, $2.00 par value per share, which Shares are to be issued from time to time pursuant to the Company’s Bar Harbor Bankshares 2018 Employee Stock Purchase Plan (the “ESPP”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
For purposes of rendering the opinion set forth below, I have examined copies of the ESPP, the Registration Statement, the Company’s Articles of Incorporation and Bylaws, each as amended, and corporate actions of the Company providing for the approval of the ESPP and the issuance of the Shares thereunder, and I have made such additional investigation as I have deemed appropriate. I have also examined and relied upon certificates of public officials and, in rendering my opinion, have made the assumptions that are customary in opinion letters of this kind. I have not verified any of those assumptions.
Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance and that the Shares, when issued in accordance with the terms of the ESPP, will be validly issued, fully paid and nonassessable.
The opinion expressed in this opinion letter is limited to the laws of the State of Maine. The foregoing opinion is rendered as of the date of this letter. I assume no obligation to update or supplement such opinion in order to reflect any changes of law or fact that may occur.
I am furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without my specific prior written consent. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving my consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Caitlin Dunston
Caitlin Dunston